SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*

                    ScanSoft, Inc. (formerly Visioneer, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    80603P107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)
          [ ]  Rule 13d-1(c)
          [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 14 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 80603P107                                                13 G                  Page 2 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Technology Venture Investors-4, L.P. ("TVI-4")
                      Tax ID Number:    94-3088804

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      |_|     (b)      |X|

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware limited partnership

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       |_|

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 80603P107                                                13 G                  Page 3 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Partners-4, L.P. ("TVIP-4")
                      Tax ID Number:    94-3084677

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      |_|     (b)      |X|

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware limited partnership

------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
                WITH                          See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       |_|

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 80603P107                                                13 G                  Page 4 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Associates-4, L.P. ("TVIA-4")
                      Tax ID Number:    94-3154357

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      |_|     (b)      |X|

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware limited partnership

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
             PERSON
              WITH                   6        SHARED VOTING POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       |_|

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 80603P107                                                13 G                  Page 5 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      TVI Management-4, L.P. ("TVIM-4")
                      Tax ID Number:    94-3088676

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      |_|     (b)      |X|

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware limited partnership

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
                PERSON
                 WITH                6        SHARED VOTING POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER

                                              0 shares

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       |_|

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 80603P107                                                13 G                  Page 6 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Robert C. Kagle ("Kagle")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      |_|     (b)      |X|

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING       -------- ------------------------------------------------------------------------
            PERSON
             WITH                    6        SHARED VOTING POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              0 shares

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       |_|

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 80603P107                                                13 G                  Page 7 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      David F. Marquardt ("Marquardt")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      |_|     (b)      |X|

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
      OWNED BY EACH REPORTING       -------- ------------------------------------------------------------------------
              PERSON
                WITH                 6        SHARED VOTING POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     7       SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              0 shares

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       |_|

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 80603P107                                                13 G                  Page 8 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Burton J. McMurtry ("McMurtry")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      |_|     (b)      |X|

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
               PERSON                6        SHARED VOTING POWER
                WITH
                                              0 shares

                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER

                                              0 shares

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       |_|

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 80603P107                                                13 G                  Page 9 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Mark G. Wilson ("Wilson")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      |_|     (b)      |X|

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
      OWNED BY EACH REPORTING
               PERSON                -------- ------------------------------------------------------------------------
                WITH
                                     6        SHARED VOTING POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8         SHARED DISPOSITIVE POWER

                                              0 shares

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       |_|

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 80603P107                                                13 G                  Page 10 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      John J. Johnston ("Johnston")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      |_|     (b)      |X|

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              0 shares

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       |_|

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.00%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT

                                                             Page 11 of 14 Pages

                  This statement amends the Statement on Schedule 13(G) (the "Original Statement") filed by Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Associates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark
                  G. Wilson ("Wilson") and John R. Johnston ("Johnston") (collectively, the "Reporting Persons"). Only those items as to which there is a change are included in this report.

ITEM 1(a).        NAME OF ISSUER:

                  ScanSoft, Inc. (formerly Visioneer, Inc.)

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2560 W. Bayshore Road
                  Palo Alto, CA  94303

                                                             Page 12 of 14 Pages

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                           (a)      Amount beneficially owned:

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c) Number of shares as to which such person has:

                                    (i)      Sole power to vote or to direct the
                                             vote:

                                             See Row 5 of  cover  page  for each
                                             Reporting Person.

                                    (ii)     Shared  power to vote or to  direct
                                             the vote:

                                             See Row 6 of  cover  page  for each
                                             Reporting Person.

                                    (iii)    Sole  power to dispose or to direct
                                             the disposition of:

                                             See Row 7 of  cover  page  for each
                                             Reporting Person.

                                    (iv)     Shared   power  to  dispose  or  to
                                             direct the disposition of:

                                             See Row 8 of  cover  page  for each
                                             Reporting Person.

                                                             Page 13 of 14 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:   [X]

                                                             Page 14 of 14
 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2000

                                           /s/ Mark G. Wilson
                                           -------------------------------------

                                            Mark G. Wilson,  on behalf of TVIM-4
                                            in his capacity as a general partner
                                            thereof,  on behalf of TVI-4, in his
                                            capacity  as a  general  partner  of
                                            TVIM-4,   the  general   partner  of
                                            TVI-4,  on behalf of TVIP-4,  in his
                                            capacity  as a  general  partner  of
                                            TVIM-4,   the  general   partner  of
                                            TVIP-4,  and on behalf of TVIA-4, in
                                            his capacity as a general partner of
                                            TVIM-4.

/s/ Robert C. Kagle                       /s/ Mark G. Wilson
------------------------------------      --------------------------------------
ROBERT C. KAGLE                           MARK G. WILSON

/s/ David F. Marquardt                    /s/ John R. Johnston
------------------------------------      --------------------------------------
DAVID F. MARQUARDT                        JOHN R. JOHNSTON

/s/ Burton J. McMurtry
------------------------------------
BURTON J. MCMURTRY